Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse to Acquire VeriSign’s Messaging Business

Acquisition expands Syniverse’s global scale, reach with enterprise offerings

TAMPA, Fla. – Aug. 25, 2009 – In a strategic move to expand its mobile messaging capabilities, Syniverse Technologies (NYSE:SVR) announced today that it has signed a definitive agreement to acquire VeriSign, Inc.’s (NASDAQ: VRSN) messaging business for cash consideration of $175 million, subject to working capital adjustments. The business has an annual revenue run-rate of approximately $140 million over the last 12 months, and the transaction is expected to be immediately accretive to cash net income.

“This acquisition will benefit both global operators and subscribers,” said Tony Holcombe, President and CEO, Syniverse. “As mobile messaging volumes continue to experience double-digit growth, Syniverse will have the scale, reach and capabilities needed to provide mobile operators – large or small – with greater vendor choice and faster time to market for the services subscribers demand. Ultimately, the mobile consumer will benefit from more messaging services and applications.”

The proposed acquisition will combine Syniverse’s NEXTSM Advanced Messaging Hub, the industry’s first comprehensive enhanced messaging hub, and other NEXT messaging offerings with four of VeriSign’s operator and enterprise messaging solutions:

•	Inter-Carrier Gateway enables operators to deliver inter-carrier person-to-person SMS and MMS messages across geographies and technologies.

•

PictureMail provides state-of-the-art MMS platform with core components that include a hosted MMS service center (MMSC) for MMS routing, handset photo applications, a social networking interface, and photo storage and sharing capabilities.

•	Premium Messaging Gateway manages delivery of “off-portal” or third-party content to subscribers.

•

Mobile Enterprise Solutions enables businesses to send time- and event-based messages or alerts via voice, text message or email to customers, employees or partners, and allows operators to offer their high-value customers a broader array of services, including enterprise and mobile financial services.

“Through this acquisition we will not only grow our top line revenue through new offerings that serve operators’ and enterprise customers’ growing need for messaging services, but will also achieve the solutions scale and reach that is needed to compete globally in an expanding messaging market,” Holcombe said.

As a result of the acquisition, Syniverse will increase its global operating footprint with the integration of approximately 300 additional employees located primarily in the United States and Asia Pacific. Of those

300, more than 100 are based in India where Syniverse has a significant strategic interest, provides data clearing services to several operators and was recently awarded a contract to supply number portability services.

The transaction is subject to customary closing conditions and regulatory approvals. Deutsche Bank and Alston & Bird LLP provided advisory services to Syniverse in connection with the transaction.

Conference Call

Syniverse will host a conference call at 10:30 a.m. ET to discuss this proposed acquisition. To participate on the call, U.S. callers may dial toll-free 1.800.573.4840; international callers may dial direct (+1) 617.224.4326. The passcode for the call is 59122512. The event also will be webcast live over the Internet in listen-only mode at http://www.syniverse.com/investorevents. A replay of the call will be available shortly after the call concludes through Sept. 1, 2009. To access the replay, U.S. callers may dial toll-free 1.888.286.8010; international callers may dial direct (+1) 617.801.6888. The replay passcode is 59691759.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 650 communications companies in over 140 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. With more than 20 years in the industry, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

Certain of the statements in this press release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the actual results’ performance or achievements of Syniverse to be materially different from the future results’ performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify forward-looking statements through Syniverse’s use of words such as “believe,” “intend,” “continue,” “hopeful” and other similar words and expressions of the future. Such forward-looking statements include, without limitation, statements about the VeriSign transaction being immediately accretive to Syniverse’s cash net income; the transaction benefitting global operators and subscribers; the expected mobile messaging volumes continuing to experience double-digit growth in the near term; Syniverse possessing the scale, reach and capabilities needed to provide mobile operators with greater vendor choice and faster time to market for the services that subscribers demand; the expected benefits to mobile consumers; the consummation of the transaction; the expected growth in Syniverse’s top line revenue; and Syniverse’s ability to achieve to compete globally in an expanding messaging market. These forward-looking statements are based upon information presently available to Syniverse’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties, including, without limitation, those risks and factors discussed in Syniverse’s Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Reports for the quarters ended March 31, 2009, and June 30, 2009, under the captions “Cautionary Notice Regarding Forward-Looking Statements,” “Risk Factors,” and otherwise in Syniverse’s reports and filings that it makes with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. Syniverse has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

For more information, contact:

Diane Rose

Syniverse Corporate Communications

+1 813.637.5077

diane.rose@syniverse.com

Sara Zavala

Edelman for Syniverse

+ 1 702.644.2465

Sara.Zavala@edelman.com

Jim Huseby

Syniverse Investor Relations

+1 813.637.5000

jim.huseby@syniverse.com